Exhibit 99.1

FOR IMMEDIATE RELEASE

ECO VENTURES GROUP PROVIDES UPDATE ON BIODIESEL PLANT CONSTRUCTION PROJECT
Joins National Biodiesel Board

Groveland, FL – October 17, 2011 Eco Ventures Group, Inc. (OTCBB: EVGI) is pleased to provide an update on the construction of its 3.6 million gallon biodiesel plant in Groveland, Florida.  Eco Ventures Group’s partner in the project, Raptor Technology Group, Inc. had previously announced the signing of the contract valued at $1,600,000.  The Company also announced that it has become a voting member of the National Biodiesel Board.

The plant, housed in EVGI’s 22,000 square foot facility will produce ASTM quality biodiesel using a variety of feedstock material.  Built by Raptor, the biodiesel plant uses a proven modular production system that is enhanced by its closed loop, waterless technology and advanced remote monitoring capabilities.

Randall Lanham, CEO of EVGI stated, “We are excited at the progress we have made on this state of the art biodiesel plant and expect its completion in the near future. This is the first phase of our biodiesel production plan and we anticipate commissioning of the plant by  the end of this year”.  “We are also proud to be a voting member of the National Biodiesel Board, the national trade association representing the biodiesel industry in the United States, it is a critical step towards EVGI producing and marketing fuels that meet ASTM standards,” added Lanham.

About Eco Ventures Group, Inc.
Eco Ventures Group, Inc. (“EVGI”) is a family of ecologically friendly and economically sound businesses committed to providing for society’s minerals, energy and renewable resource needs.

EVGI concentrates on two core business activities. EVGI’s Eco Minerals Recovery Group specializes in the extraction of precious metals from ore bodies and reclaimed mine tailings and Eco Energy Group will focus on the production of advanced biodiesel from recovered cooking oils and oil rich plants.

Safe Harbor statement under the Private Securities Litigation Reform Act of 1995: EVGI encourages those interested in our Company to rely only on information included in our filings with the United States Securities and Exchange Commission which can be found at www.sec.gov. Statements released by Eco Ventures Group, Inc. that are not purely historical are forward-looking within the meaning of the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding the company's expectations, hopes, intentions, and strategies for the future. Investors are cautioned that forward-looking statements involve risk and uncertainties that may affect the company's business prospects and performance. The company's actual results could differ materially from those in such forward-looking statements. Risk factors include but are not limited to general economic, competitive, governmental, and technological factors as discussed in the company's filings with the SEC on Forms 10-K, 10-Q, and 8-K. The company does not undertake any responsibility to update the forward-looking statements contained in this release.

Contact
Eco Ventures Group, Inc.
Name:    Investor Relations
7432 E. Highway 50, Suite 101
Groveland FL 34736
Phone: (352) 557-4830
Website: www.ecoventuresgroup.com
Email: info@ecoventuresgroup.com